Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Monday, June 15, 2009

Gannett Chairman, President and CEO Takes Temporary Medical Leave of Absence

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) announced that Chairman, President and Chief Executive Officer Craig Dubow will be on a temporary medical leave of absence following back surgery. Gracia C. Martore, Executive Vice President and Chief Financial Officer, will serve as the Company’s principal executive officer until such time as Mr. Dubow is able to return to work.

“I look forward to a full recovery,” said Dubow. “I am confident that Gracia and our strong, experienced management team will continue to execute our strategic plan while I am recovering.”

About Gannett

Gannett Co., Inc. is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

Media inquiries:

Tara Connell

703-854-6049

tjconnel@gannett.com

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